Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Beauty.com, Inc., a Delaware corporation

Custom Nutrition Services, Inc., a Delaware corporation

DS Pharmacy, Inc., a Delaware corporation

DSGC Idaho, Inc., an Idaho corporation

DS Distribution, Inc., a Delaware corporation

DS Non-Pharmaceutical Sales, Inc., a Delaware corporation

International Vision Direct Corp., a Delaware corporation

Drugstore.com Foundation, a Washington nonprofit corporation